EXHIBIT 10.8

RAYONIER INC.

I, John P. O’Grady, do hereby certify that I am the Senior Vice President, Administration of Rayonier Inc. (“Company”), and that pursuant to the authority granted me in resolutions adopted by the Board of Directors of the Company on February 24, 1994, I adopted the following preambles and resolutions on December 15, 2003;

WHEREAS, the Company maintains the Retirement Plan for Salaried Employees of Rayonier Inc. (the “Salaried Retirement Plan”) for the benefit of such of its employees as are eligible thereunder; and

WHEREAS, in accordance with the power reserved to it in Section 10.01 of the Salaried Retirement Plan and Section 4.01 of the Excess Plan, the Company may amend the Salaried Retirement Plan at any time, subject to certain conditions not now relevant; and

WHEREAS, the Company deems it advisable to amend the Salaried Retirement Plan to permit a participant to receive benefits determined as of a date prior to the date a participant receives an explanation of the available benefit options (a “retroactive annuity starting date”);

NOW, THEREFORE, be it

RESOLVED, that the Salaried Retirement Plan is hereby amended, effective January 1, 2004, as follows:

1.	Section 4.06(d)(v) is by deleting the third paragraph in its entirety and substituting the following in lieu thereof:

“(v)	in the event a member elects an Annuity Starting Date that precedes the date he or she received the notice (the “retroactive Annuity Starting Date”), the following requirements are met:

(A)	the Member’s benefit must satisfy the provisions of Section 415 and 417(e)(3) of the Code, both at the retroactive Annuity Starting Date and at the actual commencement date;

(B)	a payment equal in amount to the payments that would have been received by the Member had his or her benefit actually commenced on his retroactive Annuity Starting Date, plus interest at the IRS Interest Rate, shall be paid to the Member on his or her actual commencement date; and

(C)	Spousal Consent to the retroactive Annuity Starting Date is required for such election to be effective unless:

(I)	the amount of the survivor annuity payable to the spouse determined as of the retroactive Annuity Starting Date under the form elected by the Member is no less than the amount the spouse would have received under the Qualified Joint and Survivor Annuity if the date payments commence were substituted for the retroactive Annuity Starting Date; or

(II)	the Member’s spouse on the retroactive Annuity Starting Date is not the spouse on the actual commencement date and is not treated as the spouse under a qualified domestic relations order.”

and it is further

RESOLVED, that the proper officers of the Company be, and they hereby are, authorized and directed to take such action so as to cause such changes to be made in the provisions of the Salaried Retirement Plan, its related trust, as they deem necessary, on the advice of counsel, to effectuate the foregoing resolutions, and so, as amended, the Salaried Retirement Plan continues to qualify under Section 401(a) of the Internal Revenue Code and the related trust continues to be tax-exempt under Section 501(a) of the Code.

Dated December 15, 2003	/s/ John P. O’Grady
John P. O’Grady
Senior Vice President, Administration